Calculation of Filing Fee Tables
S-8
Apollomics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A ordinary shares,par value $0.01 per share	Other	124,346	$ 19.60	$ 2,437,182.00	0.0001381	$ 336.57
Total Offering Amounts:						$ 2,437,182.00		$ 336.57
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 336.57
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Ordinary Shares that may become issuable by reason of any share split, share dividend, recapitalization or other similar transaction. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Ordinary Shares on The Nasdaq Stock Market LLC on January 27, 2026. (3) The Registrant does not have any fee offsets to claim.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A